As filed with the Securities and Exchange Commission on May 25, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

POTLATCHDELTIC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware ((State or other jurisdiction of incorporation or organization)	82-0156045 (I.R.S. Employer Identification No.)

601 West First Avenue, Suite 1600

Spokane, WA 99201

(Address of principal executive offices) (Zip Code)

PotlatchDeltic Corporation

Amended and Restated 2019 Long-Term Incentive Plan

(Full title of the plan)

Michele L. Tyler

Vice President, General Counsel & Corporate Secretary PotlatchDeltic Corporation

601 West First Avenue, Suite 1600

Spokane, WA 99201

(509) 835-1500

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 2, 2022, the shareholders of PotlatchDeltic Corporation (the “Registrant”) approved the Registrant’s Amended and Restated 2019 Long-Term Incentive Plan (the “Plan”) to increase the number of shares of the Registrant’s Common Stock, par value $1.00 per share (“Common Stock”) available for issuance by 1,400,000 shares.  This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Registrant with the Securities and Exchange Commission (the “SEC”) to register 1,400,000 shares of Common Stock issuable under the Plan.  These shares are in addition to the shares of Common Stock registered under the Registrant’s Form S-8 filed by the Registrant with the SEC on May 10, 2019 (File No. 333-231378), as amended by Post-Effective Amendment No. 1 to Form S-8 Registration Statement filed by the Registrant with the SEC on May 13, 2019 (collectively, the “Prior Registration Statement”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates. In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made a part of this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following additional documents filed by the Registrant with the SEC are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 17, 2022;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC on April 29, 2022;

(c)

The Registrant’s Current Reports on Form 8-K, filed with the SEC on each of January 31, 2022, February 14, 2022, March 2, 2022, March 7, 2022, March 17, 2022, April 25, 2022, May  4, 2022 and May 6, 2022; and

(d)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on January 20, 2006, as amended on Form S-4/A filed with the SEC on January 17, 2018, including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated herein by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

The legality of the securities offered hereby will be passed on for the Registrant by Michele L. Tyler. Ms. Tyler is Vice President, General Counsel and Corporate Secretary of the Registrant. Ms. Tyler beneficially owns shares of and has restricted stock units and performance shares with respect to the Registrant’s Common Stock.

Item 6.Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys' fees) that such officer or director actually and reasonably incurred in connection therewith.

Article Seventh of the Registrant's Third Restated Certificate of Incorporation provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Seventh of the Registrant’s Third Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability which, by express provision of Delaware law, cannot be eliminated.

The Registrant also maintains insurance policies, for itself and its subsidiaries, that insure its, and its subsidiaries’, officers and directors against certain liabilities. The Registrant has also entered into agreements with its directors and certain of its officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit NumberDescription

4.1

Third Restated Certificate of Incorporation of the Registrant, effective February 20, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 21, 2018)

4.2	Bylaws of the Registrant, as amended through February 18, 2009 (incorporated by reference to Exhibit 3(b) to the Registrant’s Current Report on Form 8-K filed on February 20, 2009)
5.1*	Opinion of Michele L. Tyler, Vice President, General Counsel and Corporate Secretary regarding the legality of the securities being registered
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Michele L. Tyler (included in Exhibit 5.1)
24.1*	Power of Attorney (included with signature page)
99.1	PotlatchDeltic Corporation Amended and Restated 2019 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 4, 2022)
107*	Filing Fee Table

   *Filed herewith

Item 9.Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington on May 25, 2022.

POTLATCHDELTIC CORPORATION

By:	/s/ Eric J. Cremers
Eric J. Cremers
President and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Eric J. Cremers, Jerald W. Richards and Michele L. Tyler, or any of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments, and any and all additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 5th day of May, 2022.

/s/ ERIC J. CREMERS	Director, President and Chief Executive Officer
Eric J. Cremers
/s/ JERALD W. RICHARDS	Vice President and Chief Financial Officer
Jerald W. Richards
/s/ WAYNE WASECHEK	Controller (Principal Accounting Officer)
Wayne Wasechek
/s/ MICHAEL J. COVEY
Michael J. Covey	Director, Executive Chairperson of the Board
/s/ ANNE L. ALONZO	Director
Anne L. Alonzo
/s/ LINDA M. BREARD	Director
Linda M. Breard
/s/ WILLIAM L. DRISCOLL	Director
William L. Driscoll
/s/ D. MARK LELAND	Director
D. Mark Leland

/s/LAWRENCE S. PEIROS	Director
Lawrence S. Peiros
/s/ R. HUNTER PIERSON, JR.	Director
R. Hunter Pierson, Jr.
/s/ LENORE M. SULLIVAN	Director
Lenore M. Sullivan